                                                                  EXHIBIT (D)(2)


                             STOCK INCENTIVE PLAN
                                      OF
                              CLARUS CORPORATION

                      Stock Option Agreement (Employees)


     THIS AGREEMENT (the "Agreement"), made the ____ day of ______________, _____, between CLARUS CORPORATION, a Delaware corporation (the "Corporation"), and ____________________, an employee of the Corporation or a related corporation (the "Participant");

                               R E C I T A L S :
                               ---------------

     In furtherance of the purposes of the Stock Incentive Plan of Clarus Corporation, as amended and restated (the "Plan"), the Corporation and the Participant hereby agree as follows:

     1.   Incorporation of Plan.  The rights and duties of the Corporation and
          ---------------------
the participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

     2.   Grant of Option; Term of Option.  The Corporation hereby grants to the
          -------------------------------
Participant pursuant to the Plan, as a matter of separate inducement and agreement in connection with his employment or service to the Corporation, and not in lieu of any salary or other compensation for his services, the right and Option (the "Option") to purchase all or any part of an aggregate of _______________ (_________) shares (the "shares") of the common stock (the "Common Stock") of the Corporation, at a purchase price (the "option price") of _____________________________ ($__________) per share. The Option to purchase
_____________ (_____) of the shares shall be designated as an Incentive Option. The Option to purchase ________________ (_____) of the shares shall be designated as a Nonqualified Option. To the extent that any Option is designated as an Incentive Option and such Option does not qualify as an Incentive Option, it shall be treated as a Nonqualified Option. Except as otherwise provided in the Plan, the Option will expire if not exercised in full before ____________, ____.

     3.   Exercise of Option.  The Option shall become exercisable on the date
          ------------------
or dates set forth on Schedule A attached hereto. To the extent that an Option which is exercisable is not exercised, such Option shall accumulate and be exercisable by the Participant in whole or in part at any time prior to expiration of the Option, subject to the terms of the Plan. Upon the exercise of an Option in whole or in part and payment of the option price in accordance with the provisions of this Agreement, the Corporation shall as soon thereafter as practicable deliver to the Participant a certificate or certificates for the shares purchased. Payment of the option price may be made in the form: (i) cash; (ii) delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant at the time of exercise for a period of at least six months and otherwise acceptable to the Administrator; (iii) delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the option price; or
(iv) a combination of the foregoing methods. Shares delivered in payment of the option price shall be valued at their fair market value on the date of exercise, as determined by the Administrator by applying the provisions of the Plan.

     4.     No Right of Continued Employment.  Nothing contained in this
            --------------------------------
Agreement or the Plan shall confer upon the Participant any right to continue in the employment or service of the Corporation or a related corporation or interfere with the right of the Corporation or a related corporation to terminate the Participant's employment or service at any time. Except as otherwise expressly provided in the Plan, all rights of the Participant under the Plan with respect to the unexercised portion of his Option shall terminate upon termination of the employment of the Participant with the Corporation or a related corporation.

     5.     Nontransferability of Option.  To the extent that this Option is
            ----------------------------
designated as an Incentive Option, the Option shall not be transferable other than by will or the laws of intestate succession. To the extent that this Option is designated as a Nonqualified Option, the Option shall not be transferable other than by will or the laws of intestate succession, except as may be permitted by the Administrator of the Plan in a manner consistent with the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"). Except as may be permitted by the preceding sentence, this Option shall be exercisable during the Participant's lifetime only by the Participant or by his guardian or legal representative. The designation of a beneficiary does not constitute a transfer.

     6.     Superseding Agreement; Binding Effect.  This Agreement supersedes
            -------------------------------------
any statements, representations or agreements of the Corporation with respect to the grant of the Options or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

     7.     Governing Law.  Except as otherwise provided in the Plan or herein,
            -------------
this Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of any state.

     8.     Amendment and Termination; Waiver.  Subject to the terms of the
            ---------------------------------
Plan, this Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by the Corporation of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

     9.   No Rights as Stockholder.  The Participant or his legal
          ------------------------
representative, legatees or distributees shall not be deemed to be the holder of any shares subject to the Option and shall not have any rights of a stockholder unless and until certificates for such shares have been issued and delivered to him or them.

     10.    Withholding.  The Participant acknowledges that the Corporation
            -----------
shall require the Participant to pay the Corporation the amount of any federal, state, local or other tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the Participant, and the Participant agrees, as a condition to the grant of the Option, to satisfy such obligations.

     11.     Administration.  The authority to construe and interpret this
             --------------
Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator (as such term is defined in the Plan), and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding.

     12.     Notices.  Except as may be otherwise provided by the Plan, any
             -------
written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Corporation's records, or if to the Corporation, at the Corporation's principal office.

     13.     Severability.  The provisions of this Agreement are severable and
             ------------
if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

     14.     Restrictions on Shares.  The Corporation may impose such
             ----------------------
restrictions on any shares issued pursuant to the exercise of the Option as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares. Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock, to make any other distribution of benefits, or to take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to the exercise of the Option in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation and by the Participant effective as of the day and year first above written.


                              CLARUS CORPORATION



                              By:_______________________________
                              Name:_____________________________
                              Title:____________________________

Attest:



______________________________
Secretary

[Corporate Seal]

                              PARTICIPANT



                              ___________________________________ (SEAL)

                             STOCK INCENTIVE PLAN
                                      OF
                              CLARUS CORPORATION

                            Stock Option Agreement
                                  (Employees)


                                   SCHEDULE A



Date Option granted:  ___________________, _______.
Date Option expires:  ___________________, _______.
Number of shares subject to Option: _______ shares.
Option price (per share): $________.


        Date Installment       Number of Shares           Incentive or
       First Exercisable        in Installment     Nonqualified Stock Option
       -----------------       ----------------    -------------------------